AMENDMENT TO

AMENDED AND RESTATED DISTRIBUTION AGREEMENT

This Amendment to the Amended and Restated Distribution Agreement (this “Amendment”), dated February 26, 2019, is made and entered into by and among Luther King Capital Management Corporation, a Delaware corporation (“Adviser”), LKCM Funds, a Delaware business trust (“Trust”), and Quasar Distributors, LLC (“Quasar”).

WHEREAS, the Adviser, the Trust and Quasar are parties to that certain Amended and Restated Distribution Agreement, dated February 27, 2007 (the “Agreement”); and

WHEREAS, the parties desire to amend the fees of the Agreement;

NOW, THEREFORE, the parties hereby agree as follows:

1.    Amendment. Effective as of the date hereof, Exhibit B of the Agreement shall be replaced in its entirety by Amended Exhibit B attached to this Amendment.

2.    Full Force and Effect. Except as expressly set forth herein, the Agreement, as amended hereby, shall remain in full force and effect.

* * * * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed effective as of the date first written above.

LKCM FUNDS		QUASAR DISTRIBUTORS, LLC

By:	/s/ Jacob D. Smith	By:	/s/ Teresa Cowan
Name:	Jacob D. Smith	Name:	Teresa Cowan
Title:	CFO/CCO	Title:	President

LUTHER KING CAPITAL MANAGEMENT CORPORATION

By:	/s/ Jacob D. Smith
Name:	Jacob D. Smith
Title:	Principal, General Counsel & CCO

Amended Exhibit B Amended and Restated Distribution Agreement – LKCM Funds

Regulatory Distribution Services Fee Schedule, effective May 1, 2019

Regulatory Distribution Annual Services Fund Complex level*

Base fee of $[...] on the first $[...]

[...] basis points on the balance

Default Sales Loads, and underwriter concessions, if any, payable to the Distributor.

Standard Advertising Compliance Review

•	$[...] per communication piece for the first [...] pages (minutes if audio or video); $[...] per page (minute if audio or video) thereafter.

•

$[...] FINRA filing fee per communication piece for the first [...] pages (minutes if audio or video); $[...] per page (minute if audio or video) thereafter. FINRA filing fee subject to change. (FINRA filing fee may not apply to all communication pieces.)

Expedited Advertising Compliance Review

•	$[...] for the first [...] pages (minutes if audio or video); $[...] per page (minute if audio or video) thereafter, […] hour initial turnaround.

•

$[...] FINRA filing fee per communication piece for the first [...] pages (minutes if audio or video); $[...] per page (minute if audio or video) thereafter. FINRA filing fee subject to change. (FINRA filing fee may not apply to all communication pieces.)

Licensing of Investment Advisor’s Staff

•	$[...] per year per registered representative

•	Licenses sponsored: Series 6, 7, 24, 26, 27, 63, 66

•	All associated FINRA and state fees for registered representatives, including license and renewal fees

Marketing Support Services

•	$[...] per [...] page fund fact sheet per production period.

•	$[...] per [...] page fund fact sheet for design work (applicable to any new fund fact sheets or re-design of existing fact sheets)

Chief Compliance Officer Support Fee

•	$[...] per year per fund complex

Miscellaneous Expenses

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:

•	Production, printing, distribution, and placement of advertising, sales literature, and materials

•	Engagement of designers, free-lance writers, and public relations firms

•	Postage, overnight delivery charges

•	FINRA registration fees and other costs to fulfill regulatory requirements

•	Travel, lodging, and meals

Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, and subject to mutual agreement of the parties, additional reasonable fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

*Subject to annual CPI increase – All Urban Consumers – U.S. City Average

Fees are calculated pro rata and billed monthly.